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                  SECURITIES AND EXCHANGE COMMISSION
                        Washington, D.C.  20549

                               FORM 8-K

           Current Report Pursuant to Section 13 or 15(d) of
                      The Securities Act of 1934


Date of Report (Date of earliest event reported):  January 24, 1997


                    DYCO OIL AND GAS PROGRAM 1986-X
                        (A Limited Partnership)
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       (Exact name of Registrant as specified in its Articles)


   Minnesota                33-9203                 41-1565819
----------------       ------------------      -------------------
(State or other          (Commission              (I.R.S. Employer
jurisdiction of          File No.)                Identification)
incorporation or
organization)



          Two West Second Street, Tulsa, Oklahoma      74103
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          (Address of principal executive offices) (Zip Code)

Registrant's telephone number, including area code: (918) 583-1791
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ITEM 5:   OTHER EVENTS

     The  General  Partner and  its  affiliates are  currently  in the process of evaluating certain oil and gas properties owned and/or operated by the General Partner and the Dyco Oil and Gas Program 1986-X Limited Partnership (the "Partnership"). As a result of such evaluation, it is expected that certain of these properties will be placed in bid packages and offered for sale during the first half of 1997. It is likely that the Partnership will have an interest in some of the properties being sold. It is currently estimated that the value of such sales, as a percentage of total proved reserves of the Partnership, will range from 1% to 10%.

     The decision to accept any offer for the purchase of such properties will be made by the General Partner after giving due consideration to the offer price and the General Partner's estimate of both the properties' remaining proved reserves and future operating costs. Net proceeds from the sale of any such Partnership properties will be distributed to the Partnership and will be included in the calculation of the Partnership's cash distributions for the quarter immediately following receipt by the Partnership of the proceeds.

     Following completion of any sales the Partnership's quantity of proved reserves will be reduced. It is also possible that the Partnership's repurchase value and future cash distributions could decline as a result of any reduced reserve base. On the other hand, the General Partner believes that there will be beneficial operating efficiencies related to the Partnership's remaining properties. This is primarily due to the fact that the properties to be sold are more likely to bear a higher ratio of operating expenses as compared to reserves than the properties remaining in the Partnership. The net effect of such property sales is difficult to predict as of the date of this Current Report on Form 8-K.

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                              SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


                         DYCO OIL AND GAS PROGRAM 1986-X
                           LIMITED PARTNERSHIP


                         By:  DYCO PETROLEUM CORPORATION
                              General Partner


DATE: January 24, 1997           //s// Dennis R. Neill

                              -----------------------------------
                              Dennis R. Neill
                              President


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